CERTIFICATE OF INCORPORATION

                                       OF

                            ACUTE THERAPEUTICS, INC.

         FIRST. The name of the Corporation is: Acute Therapeutics, Inc.

         SECOND. The address of its registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

         THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 10,000,000 shares of Common Stock, $0.001 par value per share (the "Common Stock") and 2,000,000 shares of Preferred Stock, $0.001 par value (the "Preferred Stock").

         FIFTH. The name and mailing address of the sole incorporator is as follows:

NAME                         MAILING ADDRESS

Bradley A. Feuer             c/o Brobeck, Phleger & Harrison LLP
                             1301 Avenue of the Americas
                             New York, NY 10019

         SIXTH. In furtherance of and not in limitation of powers conferred by statute, it is further provided:

         1. Election of directors need not be by written ballot.

         2. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

         SEVENTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of

Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

         EIGHTH. Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

         NINTH. The Corporation may, to the fullest extent permitted by section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

         Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

The indemnification rights provided in this Article Ninth (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

         TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

         EXECUTED at New York, New York, on September 11, 1996.

                                              (Signature of Bradley A. Feuer)
                                              Bradley A. Feuer
                                              Sole Incorporator

                           CERTIFICATE OF DESIGNATION

                                       of

                            SERIES A PREFERRED STOCK

                                       of

                            ACUTE THERAPEUTICS, INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

     ACUTE THERAPEUTICS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation and in accordance with
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution establishing a series of 600,000 shares of Preferred Stock of the Corporation designated as "Series A Preferred Stock":

          RESOLVED, that pursuant to the authority conferred on the Board of Director of this Corporation by the Certificate of Incorporation a series of Preferred Stock, par value $.001 per share, of the Corporation is hereby established and created, and that the designation and number of shares therefor and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

A. SERIES A PREFERRED STOCK.

     The Series A Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

     1. Dividends.

              When and if the Board of Directors shall declare a dividend payable with respect to the then outstanding shares of Common Stock of the Corporation, the holders of the Series A Preferred Stock shall be entitled to the amount of dividends per share as would be payable on the largest number of whole shares of Common Stock into which each share of Series A Preferred Stock could then be converted pursuant to Section 4 hereof (such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

     2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

              (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series
A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (collectively referred to as "Senior Preferred Stock"), but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock (the Common Stock and any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock being collectively referred to as "Junior Stock") by reason of their ownership thereof, an amount equal to $12.50 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared or accrued but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

              (b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, Series A Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series A Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

              (c) The consolidation or merger of the Corporation into or with any other entity or entities or the consummation of any transaction or series of transactions which results in either (i) the exchange by the holders of outstanding shares of the Corporation of 50% or more of either (x) the then outstanding shares of Common Stock or (y) the combined voting power of the Corporation's then outstanding securities entitled to vote generally in the election of directors or other general matters, (ii) the holders of outstanding shares of the Corporation immediately prior to the consummation of such transaction or transactions holding less than 50% of the outstanding securities of the resulting entity entitled to vote generally in the election of directors or other general matters (either of (i) and (ii) being hereinafter referred to as a "Change-in-Control Event") or (iii) the sale or transfer by the Corporation of all or substantially all its assets (a "Consolidation Event"), shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 2. The consolidation or merger of the Corporation into or with any entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof which does not result in a Change-of-Control Event or a Consolidation Event shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this
Section 2.

         3. Voting.

              (a) Each holder of outstanding shares of Series A Preferred
Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, by the provisions of Subsection 3(b) below or by the provision establishing any other series of Preferred Stock, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

              (b) The Corporation shall not (i) amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock so as to affect adversely such series, or (ii) increase the authorized number of shares of such series. In either case without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of such series, given in writing or by vote at a meeting, commencing or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization of any shares of capital stock with preference or priority over Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely such series, and the authorization of any shares of capital stock on a parity with such series as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely such series.

         4. Optional Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

              (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one (1) fully paid and nonassessable share of Common Stock (the "Ratio"). The Ratio at which shares of Series A Preferred Stock may be converted into shares of Common Stock shall be subject to adjustment as provided below.

              In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock.

              (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the

Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock into which the Series A Preferred Stock is being converted, as determined in good faith by the Board of Directors.

              (c) Mechanics of Conversion.

                   (i) In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock, at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practical after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock, to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

                   (ii) The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorize shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock.

                   (iii) Upon any such conversion, no adjustment to the Ratio shall be made for any declared or executed buy unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

                   (iv) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared or accrued but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be redeemed, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

                   (v) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or early requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

        (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after October 21, (the "Original Issue Date") affect a subdivision of the outstanding Common Stock, the Ratio then in effect immediately before that subdivision shall be proportionately described. If the Corporation shall at any time or from time to time after the Original Issue Date of the Series A Preferred Stock combine the outstanding shares of Common Stock, the Ratio then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

        (a) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Ratio for the Series A Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Ratio for the Series A Preferred Stock then in effect by a fraction:

        (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

        (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however; if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed thereafter, the Ratio for the Series A Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Ratio for the Series A Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

        (f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of Series A Preferred Stock.

        (g) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holders of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

        (h) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is covered by Subsection 2(e)), each share of Series A Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A
Preferred Stock.

        (i) No Impairment. The Corporation will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

        5. Status of Acquired Shares. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be released, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

        6. Preemptive Rights. The Series A Convertible Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

        7. No Amendment or Impairment. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will on all issues in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

        8. Invalidity of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a part of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were improved or dissolved, then such officer may make such change as shall be necessary to render the provisions in question effective and valid under applicable law.

        IN WITNESS WHEREOF, Acute Therapeutics, Inc. has caused this certificate to be signed on its behalf by Robert J. Capetola, its President and Chief Executive Officer, this 21st day of October, 1996.

                        ACUTE THERAPEUTICS, INC.

                        By: /s/ Robert J. Capetola
                           Name, Robert J. Capetola, Ph. D.
                           Title: President and Chief Executive Officer

   STATE OF DELAWARE
   SECRETARY OF STATE
 DIVISION OF CORPORATIONS
FILED 09:01 AM 10/22/1996
  960306301 - 2661891




                           CERTIFICATE OF DESIGNATION
                                       of
                            SERIES B PREFERRED STOCK
                                       of
                            ACUTE THERAPEUTICS, INC.

                         Pursuant to  Section 151 of the
                General Corporation Law of the State of Delaware

     ACUTE THERAPEUTICS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution establishing a series of 2,200 shares of Preferred Stock of the Corporation designated as "Series B Preferred Stock";

     RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Certificate of Incorporation a series of Preferred Stock, par value $.001 per share, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

     The Series B Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

     1. Dividends.

        The holders of shares of Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the rate of $100 per share per annum (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) prior to and in preference to any declaration or payment of any dividend on the Junior Stock (as defined below). Such dividends shall be cumulative from the date of issuance of each share of Series B Preferred Stock and shall accrue annually; provided, however, that such dividends shall be due and payable only upon and in the event of (i) a liquidation dissolution or winding up of the Corporation under Section 2(a) hereof, or (ii) the redemption of the Series B Preferred Stock pursuant to Section 4 hereof.

     2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

        (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series
B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series B Preferred Stock (collectively referred to as "Senior Preferred Stock"), but before any payment shall be made to the holders of Common Stock, the Series A Preferred Stock, or any other class or series of stock ranking on liquidation junior to the Series B Preferred Stock (the Common Stock, the Series A Preferred Stock and any other class or series of stock ranking on liquidation junior to the Series B Preferred Stock being collectively referred to as "Junior Stock") by reason of their ownership thereof, an amount equal to $1000 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared or accrued but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

        (b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, Series B Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series B Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

        (c) The consolidation or merger of the Corporation into or with any other entity or entities or the consummation of any transaction or series of transactions which results in either (i) the exchange by the holders of outstanding shares of the Corporation of 50% or more of either (x) the then outstanding shares of Common Stock or (y) the combined voting power of the Corporation's then outstanding securities entitled to vote generally in the election of directors or other general matters, (ii) the holders of outstanding shares of the Corporation immediately prior to the consummation of such transaction or transactions holding less than 50% of the outstanding securities of the resulting entity entitled to vote generally in the election of directors or other general matters (either of (i) and (ii) being hereinafter referred to as a "Change-in-Control Event") or (iii) the sale or transfer by the Corporation of all or substantially all its assets (a "Consolidation Event"), shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 2. The consolidation or merger of the Corporation into or with any entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other considerations issued or paid or caused to be issued or paid by any such entity or affiliate thereof which does not result in a Change-of-Control Event or a Consolidation Event shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 2.

     3. Voting Rights Except as required by law, the Series B Preferred Stock shall not have any voting rights with respect to any matters presented to the stockholders of the Corporation for their action or consideration.

     4. Mandatory Redemption

        (a) The Corporation will, upon the first to occur of (i) the approval of the first New Drug Application filed by the Corporation relating to or incorporating the KL4-Surfactant approved by the United States Food and Drug Administration or (ii) the closing of an initial public offering of the Corporation's Common Stock (the "Mandatory Redemption Date"), redeem from each holder of shares of Series B Preferred Stock, at a price equal to $1000 per share, plus any dividends declared or accrued but unpaid thereon, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares, all of the outstanding shares of Series B Preferred Stock held by such holder on the applicable Mandatory Redemption Date payable, at the option of the Corporation, either (1) in cash, or (2) if (and only if) the Corporation's Common Stock is publicly quoted on a national securities exchange or otherwise (as more fully described below), in shares of Common Stock valued at the Current
Market Price. The "Current Market Price" of the Company's Common Stock shall be determined as follows: (a) with respect to an event under clause
(ii) above, the Current Market Price shall be price per share paid by the public in such initial public offering or (b) with respect to an event under clause (i) above the Current Market Price shall mean the average closing price for the Corporation's Common Stock for the twenty (20) consecutive business day period ending as of the date three (3) business days prior to the Mandatory Redemption Date whether or not the sale price of the Common Stock was reported on any business day on the trading day immediately preceding the date of such determination. The closing price shall be the reported sales price regular way, in each case on the principal national securities exchange or the Nasdaq National Market System on which the shares of the Corporation's Common Stock are listed or admitted to trading, or if not listed or admitted to trading thereon, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market as reported by Nasdaq or any comparable system, or if the Common Stock is not listed on Nasdaq or a comparable system, the average of the closing bid and asked prices on such day in the domestic over-the-counter market as reported on the NASD Electronic Bulletin Board, or, if not reported on such bulletin board, in the "pink-sheets" published by the National Quotation Bureau, Incorporated.

     (b) If the funds of the Corporation legally available for redemption of Series B Preferred Stock on any Mandatory Redemption Date are insufficient to redeem the number of shares of Series B Preferred Stock required under this
Section 4 to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares of Series B Preferred Stock ratably on the basis of the number of shares of Series B Preferred Stock which would be redeemed on such date if the funds of the Corporation legally available therefor had been sufficient to redeem all shares of Series B Preferred Stock required to be redeemed on such date. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Series B Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of the shares which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence.

     (c) The Corporation shall provide notice of any redemption of Series B Preferred Stock pursuant to this Section 4 specifying the time and place of redemption and the Mandatory Redemption Price, by first class or registered mail, postage prepaid, to each holder of record of Series B Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. If less than all Series B Preferred Stock owned by such holder is then to be redeemed, the notice will also specify the number of shares which are to be redeemed. Upon mailing any such notice of redemption, the Corporation will become obligated to redeem at the time of redemption specified therein all Series B Preferred Stock specified therein.

     (d) Unless there shall have been a default in payment of the Mandatory Redemption Price, no share of Series B Preferred Stock shall be entitled to any dividends declared after its Mandatory Redemption Date, and on such Mandatory Redemption Date all rights of the holder of such share as a stockholder of the Corporation by reason of the ownership of such share will cease, except the right to receive the Mandatory Redemption Price of such share, without interest, upon presentation and surrender of the certificate representing such share, and such share will not from and after such Mandatory Redemption Date be deemed to be outstanding.

     (e) Any Series B Preferred Stock redeemed pursuant to this Section 4 will be cancelled and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series B Preferred Stock accordingly.

     5. No Conversion Rights. The Series B Preferred Stock shall have no rights of conversion in respect of any securities of the Corporation.

     6. No Reissuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

     7. Redemptive Rights. The Series B Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

     8. Reorganizations and Recapitalizations. If at any time or from time to time there shall be a reorganization or recapitalization of the Common Stock, then, as a condition of such reorganization or recapitalization, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive in exchange for the Series B Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon redemption would have been entitled on such reorganization or recapitalization.

     9. Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holder thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Series B Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of any dividend (other than a cash dividend) or other distribution, any right to such dividend, distribution or right.

     10. No Amendment or Impairment. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

     11. Protective Provisions. So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) by majority vote of the Board of Directors and of the holders of at least a majority of the outstanding shares of the Series B Preferred Stock:

        (a) amend or repeal any provisions of the Corporation's Certificate Incorporation or Bylaws which in any manner adversely affects the holders of Series B Preferred Stock; or

         (b) Alter or change the designations, powers, rights, preferences or privileges, or the qualifications. limitations or restrictions of the Series B Preferred Stock; or

         (c) Increase the authorized number of shares of Series B Preferred Stock; or

         (d) Authorize, create or issue any class or series of stock or any other securities convertible into equity securities of the corporation having a preference over, or being on a party with, the Series B Preferred Stock with respect to dividends, redemptions or upon liquidation or dissolution of the corporation; or

         (e) Reclassify the shares of Common Stock or any other shares of any class or series of capital stock hereafter created junior to the Series B Preferred Stock into shares of any class or series of capital stock
(i) ranking either as to payment of dividends, distributions of assets or redemptions, prior to or on parity with the Series B Preferred Stock, or
(ii) which in any manner adversely affects the holders of Series B
Preferred Stock.

     12. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provisions hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

         IN WITNESS WHEREOF, Acute Therapeutics, Inc. has caused this certificate to be signed on its behalf by Robert J. Capetola, its President and Chief Executive Officer, this 21st day of October, 1996.

                             ACUTE THERAPEUTICS, INC.

                             By: /s/ Robert J. Capetola
                                Name:  Robert J. Capetola, Ph.D.
                                Title: President and Chief Executive Officer